EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

August 29, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CommonWealth Realty Partners, Inc.
Newburyport, Massachusetts

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by CommonWealth Realty Partners, Inc. of our report dated April 6, 2012, relating to the financial statements of CommonWealth Realty Partners, Inc., a Nevada Corporation, as of and for the years ending November 30, 2010 and 2009 and for the period from November 18, 2009 (inception) to November 30, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC